EXHIBIT 99

January 28, 1997


FOR IMMEDIATE RELEASE              Contact:  Steven T. Sabatini
                                             Executive V.P. &
                                             Chief Financial Officer
                                             (914) 365-4615

             UNION STATE BANK'S PARENT REPORTS EIGHTEENTH
                  CONSECUTIVE YEAR OF RECORD EARNINGS

Orangeburg, NY - Thomas E. Hales, Chairman of the Board of U.S.B. Holding Co., Inc. (the "Company"), the parent company of Union State Bank (the "Bank"), announced today that the Company had its 18th consecutive year of record earnings. Net income for the Company for the year ended December 31, 1996 was $9.4 million, an increase of $.1 million or 1% over last year's net earnings of $9.3 million. Net income for 1995 includes a gain of $2.1 million, net of tax, from the sale of the Company's subsidiary, Royal Oak Savings Bank, F.S.B. ("Royal"), headquartered in Randallstown, Maryland in the fourth quarter of 1995, while 1996 net income includes approximately $.3 million attributable to the sale of a branch facility which was previously part of Royal's branch system. Excluding the gain from the sale of Royal in 1995 and net income from the sale of the Royal branch in 1996, as well as Royal's 1995 net income, the increase in 1996 net income was $2.1 million or an increase of 30%. Hales commented "that he is pleased to report an increase in 1996 net income over 1995 which included a large non-recurring gain."

     Net income per common and common equivalent share for the year decreased slightly compared to the previous year to $1.40 per common and common equivalent share vs. $1.43 per common and common equivalent share in 1995 due to a higher amount of average common stock and common stock equivalents outstanding for 1996. Excluding the effects of the Royal transactions described above and Royal net income in 1995, net income per common and common equivalent share increased $.29 or 27% over the 1995 amount. Per share amounts reflect the 10% stock dividend distributed by the Company on June 14, 1996 and the two-for-one stock split in the form of a 100% stock dividend distributed December 30, 1996. The return on average assets and return on average common equity was 1.25% and 18.60%, respectively, for the year ended December 31, 1996.

     For the quarter ended December 31, 1996, net income was $2.9 million and per common and common equivalent share was $.43 compared to net income of $4.1 million and per common and common equivalent share of $.62 for the comparative period in 1995. Excluding the effects of the Royal transactions described above and Royal net income in the fourth quarter of 1995, net income for the quarters ended December 31, 1996 and 1995 were $2.6 million and $1.9 million, respectively, and net income per common and common equivalent share were $.38 and $.29, respectively. Excluding the effects of the Royal transactions described above and Royal net income in the fourth quarter of 1995, the increase in fourth quarter 1996 net income and net income per common and common equivalent share compared to the fourth quarter of 1995 were $.7 million or 34% and $.09 or 31%, respectively.

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UNION STATE BANK'S PARENT REPORTS EIGHTEENTH
CONSECUTIVE YEAR OF RECORD EARNINGS
January 28, 1997 Page 2.

     The total assets of the Orangeburg, NY financial company at the end of the year were $803.5 million, an increase of $124.7 million or 18% from December 31, 1995. Summarized financial data for the Company is attached.

     Hales commented that: "The Company's continued growth is extremely gratifying in that we continue to expand and hire new employees as the current consolidation of the banking industry creates opportunities for our institution."

     The increase in core earnings in 1996 reflects the continuing growth of the Company and Bank in their primary markets of Rockland and Westchester Counties, an effective use of leverage, and continued management of credit risk and expenses.

     The collection of the $3.3 million in loans to the Bennett Funding Group, which is secured by lease receivables, continues to be delayed by bankruptcy proceedings with respect to the Bennett Funding Group. The Bank does not yet know the extent of any losses that may be incurred. Including the Bennett Funding Group loans, the Bank's non-performing assets were 1.09 percent of total assets at December 31, 1996.

     Union State Bank is a full service community bank with eighteen banking offices located in Rockland and Westchester Counties.


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